Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 14, 2012, with respect to the consolidated financial statements of NGL Energy Partners LP and subsidiaries (collectively, the “Partnership”) as of March 31, 2012 and 2011 and for the year ended March 31, 2012, the six month period ended March 31, 2011, and our report dated June 29, 2011, with respect to the consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010, included in the Partnership’s Annual Report on Form 10-K for the year ended March 31, 2012; and our report dated March 19, 2012, with respect to the combined financial statements of The Businesses of Pacer Propane Contributed to NGL Energy Partners LP as of December 31, 2011 and for the year then ended, included in the Partnership’s Current Report on Form 8-K/A dated March 19, 2012, all of which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Tulsa, Oklahoma

November 20, 2012